Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

MAYA MARITIME, LLC

and

EXCELERATE ENERGY LIMTED PARTNERSHIP

[●], 2022

i

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated January ___, 2022 (the “Effective Date”), is made by and between Maya Maritime, LLC, a Marshall Islands limited liability company (“Seller”), and Excelerate Energy Limited Partnership, a Delaware limited partnership (“Buyer”).  Buyer and Seller are also referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, as of the date hereof and as of immediately prior to the consummation of the transactions contemplated by this Agreement (the “Transactions”), Seller owns 100% of the issued and outstanding membership interests, including all voting and management rights (collectively, the “Interests”), in each of (a) Excelsior, LLC, a Marshall Islands limited liability company (“Excelsior”), and (b) FSRU Vessel (Excellence), LLC (f/k/a Excellence, LLC), a Marshall Islands limited liability company (“Excellence” and collectively with Excelsior, the “Acquired Companies” and each, an “Acquired Company”);

WHEREAS, Buyer is the disponent owner of the Vessels and responsible for the operation of the Vessels;

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Interests of each Acquired Company on the terms and subject to the conditions set forth herein; and

WHEREAS, after completion of the transactions contemplated in this Agreement, Buyer shall own 100% of the Interests in each Acquired Company and Seller shall have no further equity interest in either Acquired Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

Section 1.01          Definitions.

“Acquired Company” and “Acquired Companies” have the meanings set forth in the preface.

“Agreement” has the meaning set forth in the preface.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.04(a)(i).

“Business Day” means a day of the year on which banks are not required or authorized to close in Houston, Texas.

“Buyer” has the meaning set forth in the preface.

“Cash” means, as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby), all cash, all cash equivalents, restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations), marketable securities and deposits with third parties of the Acquired Companies. For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of any Acquired Company.

“Cash Consideration” has the meaning set forth in Section 2.02(a)(i).

“Class A Issuance Price” means the initial public offering price of the Class A Shares issued in EE Inc.’s initial public offering.

“Class A Shares” means the Class A common stock, par value $0.001 per share of EE, Inc.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“EE, Inc.” means Excelerate Energy, Inc.

“EE Inc. IPO” means EE Inc.’s initial public offering of Class A common stock, which offering is expected to close on or about the Closing Date.

“Effective Date” has the meaning set forth in the preface.

“Excellence” has the meaning set forth in the Recitals.

“Excellence Charter” has the meaning set forth in Section 4.04.

“Excellence Indemnity” has the meaning set forth in Section 2.04(a)(iii).

“Excelsior” has the meaning set forth in the Recitals.

“Excelsior Charter” has the meaning set forth in Section 4.04.

“Final Hire Payments” has the meaning set forth in Section 4.04.

“GAAP” means prepared in accordance with United States generally accepted accounting principles.

“Governmental Entity” means any national, federal, state, provincial, regional, territorial or local government or political subdivision thereof; any administrative, regulatory, executive, legislative or judicial body or authority; any international body, authority, organization or association; any ministry, department, court, commission, committee, bureau, board, agency, or instrumentality or similar entity of any of the foregoing, and any arbitrator or arbitral panel.

“Indebtedness” means the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of (a) all indebtedness for borrowed money of the Acquired Companies owed under a credit facility or evidenced by any note, debenture or other debt security and (b) all obligations of the Acquired Companies owed under any capital leases.

“Interests” has the meaning set forth in the Recitals.

“Kaiser” has the meaning set forth in Section 2.04(a)(iii).

“Knowledge” means actual knowledge after due investigation.

“Law” or “Laws” means any applicable statute, law, rule, regulation, ordinance, order, code, judgment, ruling, writ, plan, injunction, permit, charge, decree, treaty, notice requirement, court decision, agency guideline, criteria, standard or direction, principle of law or other official act of or by any Governmental Entity as each of the foregoing are issued or enacted and in effect on or prior to the Closing Date.

“Lien” means any mortgage, pledge, lien, charge, security interest, or encumbrances of any nature.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Acquired Companies, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Acquired Companies operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Acquired Companies compared to other participants in the industries in which the Acquired Companies conduct their businesses.

“Operating Expenses” means the expenses of operating the Acquired Companies, including expenses related to operation of the Vessels, that are payable by each Acquired Company.

“Organizational Documents” means, with respect to Seller, Buyer or the Acquired Companies, the certificate of formation, limited liability company agreement, or similar organizational document or agreement, as applicable, of such entity.

“Party” or “Parties” has the meaning set forth in the preface.

“Permitted Liens” means (i) restrictions on the right to sell or otherwise dispose of any interest imposed by applicable securities laws and (ii) Liens for current Taxes and assessments not yet due and Liens for Taxes being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity.

“Purchase Price” has the meaning set forth in Section 2.02.

“Release” has the meaning set forth in Section 2.04(a)(iv).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preface.

“Stock Consideration” has the meaning set forth in Section 2.02(a)(ii).

“Tax” or “Taxes” means any federal, state, local, or non-United States income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, tonnage, sales, use, transfer, registration, value added, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TRA Consideration” has the meaning set forth in Section 2.02(a)(iii).

“Transaction Documents” means this Agreement and all other documents referenced herein.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” means sales, use, value added, goods and services, documentary, transfer, stamp, stock transfer, real property transfer or gains or similar Taxes imposed by any Governmental Entity as a result of, or payable or collectible or incurred in connection with, the transactions contemplated by this Agreement.

“Unpaid Operating Expense” has the meaning set forth in Section 4.03.

“Vessel” means the FSRU vessels Excellence and Excelsior owned by Excellence and Excelsior, respectively.

Section 1.02          Construction. As used in this Agreement and except where the context clearly requires otherwise, (a) words in the singular include the plural and words in the plural include the singular, (b) words in any gender include all genders, (c) all references to schedules or exhibits refer to schedules or exhibits delivered herewith or attached hereto (each of which is deemed to be a part of this Agreement), (d) all references to Sections or articles refer to Sections or articles of this Agreement, (e) any reference to any statute, agreement or instrument in this Agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time, except with respect to any such reference contained in Article III in which case such reference shall be to the statutes, agreements or instruments as in effect on the date or dates specified in the first sentence of such Article III, (f) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”, (g) the terms “herein”, “hereunder”, “hereby”, “hereto” and terms of similar import refer to this Agreement in its entirety, and not to any particular article, Section, paragraph or subparagraph, and (h) all amounts shown are in United States dollars unless otherwise indicated.

ARTICLE II
PURCHASE AND SALE OF THE INTERESTS

Section 2.01          Purchase and Sale. On and subject to the terms and conditions of this Agreement, at Closing, Seller shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall acquire and accept conveyance from Seller, all of Seller’s right, title, and interest in and to the Interests, free and clear of all Liens, other than Permitted Liens, for the consideration specified below in this ARTICLE II.

Section 2.02          Purchase Price.  As consideration for the sale of the Interests to Buyer, at Closing Buyer shall deliver, cause to be delivered, or be deemed to have delivered to Seller aggregate consideration in the amount of $         (collectively, the “Purchase Price”), paid, or deemed paid, as follows:

(a)	Purchase Price:

(i)	Cash in the amount of $ (which shall be allocated $ to each of the Excelsior Interests and the Excellence Interests) (the “Cash Consideration”); plus

(ii)
that number of Class A Shares equal to $         divided by the Class A Issuance Price (which shall be allocated $         to the Excelsior Interests and $         to the Excellence Interests) (the “Stock Consideration”); plus

(iii)	in respect of the Excelsior Interests, $ deemed value for future payments under the Tax Receivables Agreement (the “TRA Consideration”).

(b)
The Purchase Price will be paid, caused to be paid or deemed paid in the case of the TRA Consideration, from Buyer to Seller at Closing, using proceeds in the form of cash and Class A Shares received by Buyer from EE Inc. in connection with the closing of the IPO.

(c)
The number of Class A Shares payable as Stock Consideration will be rounded up or down, as appropriate to the nearest whole number to eliminate fractional shares, and any eliminated or added fractional share shall be added to or deducted from the Cash Consideration, respectively, based on the Class A Issuance Price.

Section 2.03          Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the “Closing”) shall take place remotely via the electronic exchange of appropriate documentation as promptly as practicable after the satisfaction or, to the extent permissible, waiver of all the conditions set forth in Section 5.01  (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at the Closing), or on such other date as is mutually agreeable to the Buyer and Seller. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. The Closing will be deemed to be effective as of 11:59 p.m. Central Time on the Closing Date.

Section 2.04          Deliveries at Closing.

(a)	Seller’s Deliveries: At Closing, Seller shall deliver, or cause to be delivered to Buyer:

(i)          an Assignment and Assumption of Interests, duly executed by Seller, in such form as may be mutually agreed between the Parties (the “Assignment and Assumption Agreement”) evidencing the assignment by Seller to Buyer of the Interests of the Acquired Companies;

(ii)          a properly completed IRS Form W-9 or appropriate IRS Form W-8, as applicable, duly executed by Seller and any applicable state Tax withholding affidavits reasonably requested by Buyer;

(iii)          an indemnity agreement in such form as may be mutually agreed between the Parties (the “Excellence Indemnity”), duly executed by George B. Kaiser (“Kaiser”);

(iv)          a release and waiver in such form as may be mutually agreed between the Parties (the “Release”), of that certain Replacement Deed of Guarantee of Charterer Guarantor dated December 19, 2016 issued by Kaiser in respect of all payment and performance obligations owed by EELP to Excellence, as successor in interest to Maya Maritime NV as owner of the vessel Excellence;

(v)          duly adopted binding resolutions (which have not been revoked or suspended) of Seller authorizing the entry, execution, delivery and performance, as applicable, of this Agreement, the other Transaction Documents and the Transactions;

(vi)          an opinion of counsel for Seller dated as of the Closing, in such form as may be mutually agreed between the Parties; and

(vii)          such other agreements, documents, certificates, and instruments required to be delivered to Buyer at or before Closing pursuant to this Agreement and such other agreements, documents, certificates and instruments as Buyer may reasonably request to effectuate the Transactions.

(b)	Buyer’s Deliveries: At Closing, Buyer shall deliver, or cause to be delivered to Seller:

(i)          Class A Shares constituting the Stock Consideration;

(ii)          The Cash Consideration, by wire transfer of immediately available funds to the account specified in writing by Seller to Buyer prior to Closing;

(iii)          counterpart copies of the Assignment and Assumption Agreement duly executed by Buyer;

(iv)          the Excellence Indemnity duly executed by Buyer;

(v)          duly executed and legally binding resolutions of Buyer authorizing the entry, execution, delivery and performance, as applicable, of this Agreement, the other Transaction Documents and the Transactions;

(vi)          an opinion of counsel for Buyer dated as of the Closing, in such form as may be mutually agreed between the Parties; and

(vii)          such other agreements, documents, certificates, and instruments required to be delivered to Seller at or before Closing pursuant to this Agreement and such other agreements, documents, certificates and instruments as Seller may reasonably request to effectuate the Transactions.

Section 2.05          Withholding. Buyer shall be entitled to deduct and withhold from any amount otherwise payable with respect to this Agreement such amounts as may be required to be deducted or withheld therefrom or with respect thereto under applicable Law. To the extent that any amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION

Section 3.01          Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Section 3.01 are true, correct and complete with respect to such Seller and each Acquired Company as of the Effective Date and as of the Closing Date.

(a)
Organization and Qualification. Seller and each Acquired Company is a Marshall Islands limited liability company duly organized, validly existing, and in good standing under the laws of the Marshall Islands and is duly qualified or registered and in good standing to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties and assets owned or leased by it requires such qualification or registration, except where the lack of such qualification would not have a Material Adverse Effect on Seller or the Acquired Companies.

(b)
Authorization of Transaction. Seller has full limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which Seller is a party constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms and conditions, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency or similar Laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement, the other Transaction Documents to which Seller is a party, all other agreements contemplated hereby and thereby and the transactions contemplated hereby and thereby have been duly authorized by Seller.

(c)
Governmental Authorization. Neither Seller nor either Acquired Company need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement or any other Transaction Document.

(d)
Non-contravention. Neither the execution and delivery of this Agreement, any other Transaction Document to which Seller is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) to Seller’s Knowledge, violate any Law to which Seller or either Acquired Company is subject, (ii) violate any provision of Seller’s or either Acquired Company’s Organizational Documents, or (iii) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material contract to which Seller or either Acquired Company is a party or by which Seller or either Acquired Company is bound or to which any of Seller’s or either Acquired Company’s assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material effect on Seller or either Acquired Company.

(e)
Brokers’ Fees. No Person acting on behalf of Seller or either Acquired Company or under the authority of Seller or either Acquired Company is entitled to any broker’s, finder’s, agent’s or similar fee or commission with respect to the transactions contemplated by this Agreement for which Buyer is or could become liable.

(f)
Proceedings. There are no actions, suits, proceedings, hearings or investigations pending or threatened against or affecting Seller or either Acquired Company before or by any Governmental Entity that would (i) question the validity of this Agreement or any of the other Transaction Documents, or (ii) seek to prohibit, enjoin or otherwise challenge or otherwise prevent the consummation of the Agreement or any of the other Transaction Documents. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Governmental Entity against Seller or any of its assets or properties (including the Acquired Companies) which prohibit or enjoin the consummation of the Agreement or any of the other Transaction Documents. There is no suit, action, proceeding, or investigation presently pending or, to the Knowledge of Seller, threatened against or affecting the Seller or either Acquired Company that has had or could reasonably be expected to result in a Material Adverse Effect with respect to Seller or either Acquired Company or prevent, hinder or materially delay the ability of Seller to consummate the Agreement or any of the other Transaction Documents.

(g)
Acquired Company Interests. The Interests (i) comprise 100% of the authorized, issued and outstanding limited liability company interests of each Acquired Company, (ii) were not issued in violation of any preemptive or similar rights, (iii) have been duly authorized, are validly issued, fully paid, and non-assessable, (iv) were issued in compliance with applicable Laws, (v) were not issued in violation of any agreement, arrangement or commitment to which either Acquired Company is a party, and (vi) are owned of record and beneficially free and clear of all Liens, other than Permitted Liens, by Seller.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Seller or either Acquired Company to issue, sell, or otherwise cause to become outstanding any of its equity interests.

(h)
Investment. Seller is not acquiring the Class A Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Seller is a knowledgeable investor and acknowledges that it has had access to all information concerning EE Inc., including EE Inc.’s Form S-1 registration statement for EE Inc.’s Class A Shares, that is required to make such investment decision and has had the ability to evaluate all such information. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Seller has relied on its own independent due diligence investigation of EE Inc. and has been advised by and has relied solely on its own expertise and professional counsel concerning this transaction, the Class A Shares to be acquired pursuant to this Agreement and the value thereof. Seller is able to bear the economic risk of holding the Class A Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Class A Shares. Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

(i)
Restricted Securities. Seller understands that the Class A Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Buyer’s representations as expressed herein. Buyer understands that the Class A Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Buyer must hold the Class A Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Buyer acknowledges that EE Inc. has no obligation to register or qualify the Class A Shares into which it may be converted, for resale except as set forth in the registration rights agreement to be entered into by and between Seller and EE Inc.

(j)	Legend. The Seller acknowledges that, if certificated, the Class A Shares may contain legends substantially as follows:

THE SECURITIES ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

(k)
Taxes. All Tax Returns required to be filed by or on behalf of the Acquired Companies on or prior to the Closing Date have been timely and properly filed and all such Tax Returns are correct and complete in all material respects.  All Taxes due and payable by or with respect to the Acquired Companies, including all installments on account of Taxes for the current year, have been timely paid.  Each Acquired Company has duly and timely collected all amounts on account of any sales or transfer Taxes, including goods and services, value added, harmonized sales, and state, local, provincial, or territorial sales Taxes required to be collected by it and has duly and timely remitted such amounts to the appropriate Governmental Entity or has been furnished properly completed exemption certificates.  There is no audit, examination, or other administrative or judicial proceeding, deficiency, or proposed adjustment pending, that remains unpaid or that has been threatened in writing, in each case, with respect to any Tax Returns filed or Taxes due and owing by an Acquired Company.  There is no lien for Taxes upon the business, assets, or properties of any Acquired Company (except for Permitted Liens) that arose in connection with any failure (or alleged failure) to pay Taxes.  Each of the Acquired Companies is, and has been since the date of its formation, classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

Section 3.02          Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 3.02 are true, correct and complete with respect to Buyer as of the Effective Date.

(a)
Organization of Buyer. Buyer is a Delaware limited partnership duly organized, validly existing, and in good standing under the laws of Delaware and is duly qualified or registered and in good standing to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties and assets owned or leased by it requires such qualification or registration, except where the lack of such qualification would not have a Material Adverse Effect on Seller.

(b)
Authorization of Transaction. Buyer has full organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which Buyer is a party constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency or similar Laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement, the other Transaction Documents to which Buyer is a party, all other agreements contemplated hereby and thereby and the transactions contemplated hereby and thereby have been duly authorized by Buyer.

(c)
Governmental Authorization. Buyer need not give any notice to, make any filing with, nor obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement or any other Transaction Document.

(d)
Non-contravention. Neither the execution and delivery of this Agreement, any other Transaction Document to which Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) to Buyer’s Knowledge, violate any Law to which Buyer is subject, (ii) violate any provision of its Organizational Documents, or (iii) result in the imposition or creation of a Lien, other than a Permitted Lien, upon or with respect to the Interests.

(e)
Brokers’ Fees. No Person acting on behalf of Buyer or under the authority of Buyer is entitled to any broker’s, finder’s, agent’s or similar fee or commission with respect to the transactions contemplated by this Agreement for which Seller is or could become liable.

(f)
Proceedings. There are no actions, suits, proceedings, hearings or investigations pending or threatened against or affecting Buyer before or by any Governmental Entity that would (i) question the validity of this Agreement or any of the other Transaction Documents, or (ii) seek to prohibit, enjoin or otherwise challenge or otherwise prevent the consummation of the Agreement or any of the other Transaction Documents.

(g)
Investment. Buyer is not acquiring the Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Buyer is a knowledgeable investor and acknowledges that it has had access to all information concerning each Acquired Company that it required to make such investment decision and has had the ability to evaluate (and in fact has evaluated) all such information. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied on its own independent due diligence investigation of each Acquired Company and has been advised by and has relied solely on its own expertise and professional counsel concerning this transaction, the Interests to be acquired pursuant to this Agreement and the value thereof. Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Interests. Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

ARTICLE IV
COVENANTS

Section 4.01          General. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party, provided, however, such request shall not result in an amendment to the terms of this Agreement or other Transaction Documents which is materially adverse to the other Party.

Section 4.02          Litigation Support. If and for so long as any Party is actively contesting or defending any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or any other Transaction Document or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving either of the Acquired Companies, the other Party shall cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party.

Section 4.03          Unpaid Operating Expenses. If, after the Closing Date, Buyer receives an invoice(s) for payment of Operating Expenses that relate to an expense incurred by an Acquired Company or Vessel (or by Buyer on behalf of an Acquired Company or Vessel) for operations prior to February 1, 2022 (each, an “Unpaid Operating Expense”), Buyer shall, at Buyer’s option, submit such unpaid invoices, together with reasonable documentation thereof to Seller for payment thereunder, or for reimbursement of amounts paid by Seller under such invoices, to Buyer or the applicable Acquired Company. Seller shall pay over to Buyer or the applicable invoicing party, in the manner designated by Buyer or pursuant to the applicable invoice, the amount of all such undisputed Unpaid Operating Expenses within 10 days after receipt of an invoice therefor. In the event Seller disputes Seller’s obligation to pay an Unpaid Operating Expense, Seller shall notify Buyer of such dispute and the Parties shall use good faith efforts to resolve any such dispute.

Section 4.04          Hire Payments. The Parties agree that on or about January 1, 2022, Buyer made payments of hire (the “Final Hire Payments”) due under each of (a) the First Amended and Restated LNG Vessel Time Charter Party dated May 5, 2016 by and between Buyer and Excellence (as such charter has been novated and amended, the “Excellence Charter”) and (b) the LNG Vessel Time Charter Party dated December 15, 2003 by and between Buyer and Excelsior (as such charter has been amended and novated, the “Excelsior Charter”). The Parties further agree and acknowledge that such Final Hire Payments constitute the final payments due by Buyer under the Excellence Charter and Excelsior Charter, respectively, and no further payments are due or owing, or will become due or owning, notwithstanding the Closing Date may be on or after February 1, 2022.

Section 4.05          Confidentiality. Except as necessary for the performance of Seller’s post-Closing obligations under this Agreement or any other Transaction Document, Seller agrees not to disclose and hold as such all of the confidential information of the Acquired Companies and refrain from using any such confidential information without the prior written consent of Buyer and shall deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of such confidential information (other than attorney-client privileged communications) that are in its possession; provided however, Seller shall be permitted to disclose such confidential information (i) to its accountants in connection with the preparation and filing of any Tax Returns of Seller, (ii) to the extent disclosure is required by Law (including disclosure requirements of the Securities and Exchange Commission or the securities exchange or other stock market on which a Party’s securities are traded) or (iii) in connection with any dispute as between the Parties hereto over the terms of this Agreement.  In the event Seller is requested or required pursuant to oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any retained confidential information of the Acquired Companies, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.05. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any retained confidential information of the Acquired Companies to any tribunal or else stand liable for contempt, Seller may disclose the confidential information to the tribunal; provided, however, Seller shall use commercially reasonable efforts to obtain, at the reasonable request of Buyer and at Buyer’s sole cost and expense, an order or other assurance that confidential treatment will be accorded to such portion of such confidential information required to be disclosed as Buyer shall designate.

ARTICLE V
CONDITIONS TO THE CLOSING; TERMINATION

Section 5.01          Conditions to the Obligations of the Parties. The obligations of the Buyer and the Seller to consummate the Transactions are subject to the following conditions occurring on or prior to the Closing Date:

(a)	consummation of the EE Inc. IPO and receipt by Buyer from EE Inc. of (i) cash sufficient to pay the Cash Consideration and (ii) Class A Shares sufficient to transfer the Stock Consideration;

(b)	execution of the Tax Receivable Agreement among EE, Inc., Buyer, Seller and Excelerate Energy Holdings, LLC;

(c)	all Cash has been distributed from each Acquired Company to Seller;

(d)	all Indebtedness for each Acquired Company has been repaid in full;

(e)
no provision of any applicable Law will be in effect prohibiting the consummation of the Closing, and no Governmental Authority of competent jurisdiction will have enacted, issued, promulgated, or entered any order that is in effect and restrains, enjoins, or otherwise prohibits the consummation of the Transactions;

(f)
the representations and warranties set forth in Section 3.01 and Section 3.02 shall be true and correct in all respects as of the Effective Date and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects only as of such time);

(g)	the Parties shall have performed in all material respects all of the covenants and agreements required to be performed by such Party hereunder prior to the Closing;

(h)
Seller shall have delivered to Buyer a certificate signed by a duly authorized officer of Seller stating that the conditions specified in Sections 5.01(b)-(d) and, with respect to Seller, Sections (e)-(g) shall have been satisfied as of the Closing; and

(i)
Buyer shall have delivered to Seller a certificate signed by a duly authorized officer of Buyer stating that the conditions specified in Section 5.01(a) and, with respect to Buyer, Sections 5.01(b), and (e) - (g) shall have been satisfied as of the Closing.

Section 5.02          Termination. This Agreement may be terminated prior to the Closing only by mutual agreement of the Parties if the EE Inc. IPO has not occurred on or before February 28, 2022.

ARTICLE VI
GENERAL

Section 6.01          No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 6.02          Tax Matters

(a)
Transfer Taxes. In the event any Transfer Taxes are payable in connection with the purchase and sale of the Interests, each of Buyer and Seller shall be liable for 50% of such Transfer Taxes. Seller agrees to execute and deliver all instruments and certificates reasonably necessary to remit and/or minimize the amount of any such Transfer Taxes. If Buyer is required by Law to pay any such Transfer Taxes, Seller shall promptly reimburse Buyer within 10 days of receipt of written request from Buyer for its payment of such Transfer Taxes. If Seller is required by Law to pay any such Transfer Taxes, Buyer shall promptly reimburse Seller within 10 days of receipt of written request from Seller for Buyer’s portion of such Transfer Taxes.

(b)
Post-Closing Limitations.  Except as would not reasonably be expected to result in an increase in Taxes for which Seller would be liable or as otherwise required by applicable Law, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall not and shall not cause or permit any Acquired Company to (i) file, or permit to be filed, any amended Tax Return of either Acquired Company for a taxable period ending on or before the Closing Date, (ii) apply to any Tax authority for any binding or non-binding opinion, ruling, or other determination that relates to either Acquired Company for any taxable period ending on or before the Closing Date, (iii) make or change any Tax election with respect to either Acquired Company for a taxable period ending on or before the Closing Date, or (iv) elect to carryback any Tax item of either Acquired Company to a taxable period ending on or before the Closing Date.

Section 6.03          Entire Agreement. This Agreement, the other Transaction Documents and the documents referred to herein and therein constitutes the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 6.04          Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Parties.

Section 6.05          Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.06          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 6.07          Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.08          Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) when sent by electronic mail (with written confirmation by the recipient of the recipient of such email), or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer: Excelerate Energy Limited Partnership 2445 Technology Forest Blvd., Level 6 The Woodlands, TX 77381 Attn: Alisa Newman Hood Email: [●]	Copy to: Frederic Dorwart, Lawyers 125 E. 4th Street Tulsa, Oklahoma 74103 Attn: Amanda Lovelace Email: alovelace@fdlaw.com
If to Seller: Maya Maritime, LLC c/o George Kaiser Family Foundation 7030 South Yale Avenue, Suite 600 Tulsa, Oklahoma 74136 Attn: Robert Thomas Email: [●]	Copy to: Frederic Dorwart, Lawyers 125 E. 4th Street Tulsa, Oklahoma 74103 Attn: Frederic Dorwart Email: fdorwart@fdlaw.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 6.09          Governing Law. This Agreement, all other Transaction Documents and all disputes or controversies arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (whether in contract, tort, equity or otherwise) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such dispute or controversy), without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware; provided, however, that if any other Transaction Document is expressly governed by the laws of a different jurisdiction, such Transaction Document and all disputes or controversies to the extent specifically arising out of such Transaction Document shall be governed by the laws so specified in such Transaction Document.

Section 6.10          Waiver of Jury Trial. Each of the Parties hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim (including any action or liability involving any of the financing sources) arising out of or relating to this Agreement or by the Transaction Documents.

Section 6.11          Consent to Jurisdiction; Venue. Any legal suit, action or proceeding arising out of or based upon this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby shall be instituted in the Federal Courts of the United States of America or the courts of the State of Oklahoma in each case located in the City of Tulsa and County of Tulsa, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.12          Amendments; Waiver. This Agreement may not be amended except by an instrument in writing signed by the Parties.  No supplement, alteration or modification of this Agreement shall be binding unless executed in writing by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 6.13          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term, provision, covenant or restriction is invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 6.14          Expenses. Except as provided in Section 6.02(a), each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 6.15          Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER

EXCELERATE ENERGY LIMITED PARTNERSHIP

By:
Name:	Steven Kobos
Title:	Chief Executive Officer

SELLER

MAYA MARITIME, LLC

By:
Name:	Frederic Dorwart
Title:	President

[Signature Page to Securities Purchase Agreement]